FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL ANNOUNCES THE APPOINTMENT OF
DAVID ROBERTS AND MAXIMILIANE STRAUB TO ITS BOARD OF DIRECTORS

Troy, Michigan, March 12, 2018 – Horizon Global Corporation (NYSE: HZN), the world’s leading manufacturer of branded towing and trailering equipment, today announced the appointment of David A. Roberts and Maximiliane C. (Max) Straub to serve on its Board of Directors. Roberts and Straub will serve on the Board’s Audit, Compensation and Corporate Governance and Nominating Committees.
Roberts is currently chair, and formerly the chief executive officer of Carlisle Companies, a diversified manufacturing company producing products for various markets, a position he held for nearly a decade. Prior to Carlisle, Roberts was chairman, president and chief executive officer of Graco, a fluid handling system provider. His career began in the automotive industry, where he held various manufacturing, engineering, and general management positions with The Budd Company, Pitney Bowes and FMC Corporation. Additionally, Roberts is currently a director on the boards of Franklin Electric Co., a global leader in the manufacturing and distribution of products and systems focused on the movement and management of water and fuel, and SPX Corporation, a thermal equipment and services provider. Roberts brings extensive experience and expertise in the industrial and manufacturing sectors.
Straub is currently executive vice president for finance, controlling and administration, North America, and chief financial officer of Robert Bosch LLC, a subsidiary of Robert Bosch GmbH, a leading global supplier of technology and services. Straub joined Bosch in 1993, where she held positions of increasing responsibility with Bosch affiliates in the U.S., Germany and France, and eventually served as president of Bosch’s Chassis Systems Full Brakes division in North America from 2006 to 2010. She currently serves as chair of the board of Inforum, a professional organization focused on creating strategic connections to help advance professional women in Michigan and the Midwest. In 2017, she was appointed to the board of MTS Systems Corporation, a leading global supplier of high performance test systems and sensors. Straub’s extensive operations background and experience in the areas of finance, accounting, human resources, information technology, compliance, strategic planning, and mergers and acquisitions contribute to her international, automotive and leadership qualifications.
Commenting on the appointments, Denise Ilitch, Chair of the Board of Horizon Global, stated, “We are exceptionally pleased to welcome Dave and Max to Horizon’s Board. They both have impressive business backgrounds and we believe their public company and industry experience will support Horizon’s continued development and growth. We look forward to working closely with Dave and Max, and the Board is confident that their combined experience in optimizing operations and developing businesses internationally will be valuable to the Company as we integrate our recent acquisitions and solidify our position as the leading solution provider in the global towing and trailering industry.”
Additionally, the Company announced that David C. Dauch and Samuel Valenti III, currently directors on the Company’s Board, with terms expiring at the Company’s 2018 Annual Stockholders Meeting, will not stand for re-election at the 2018 Annual Meeting.
Continued Ilitch, “On behalf of the Horizon Board, I would like to thank Sam and David for their many meaningful contributions, insight and guidance since 2015. During their tenure, including Sam’s invaluable role on the Board as co-chair, the Company achieved many milestones, including its successful transition to a public company. We are extremely grateful for their commitment, leadership and outstanding service to Horizon Global.”
About Horizon Global

Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage with our employees and realize value creation for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.
For more information, please visit www.horizonglobal.com.
Forward-Looking Statements
This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as "may," "could," "should," "estimate," "project," "forecast," "intend," "expect," "anticipate," "believe," "target," "plan" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the spin-off from TriMas Corporation; risks inherent in the achievement of cost synergies and the timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company's ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the Company's ability to successfully complete the acquisition of the Brink Group; the Company's ability to successfully implement its targeted action plan, including realizing the expected cost savings within the anticipated time frame or at all; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.